Exhibit 16.1

Ernst & Young, LLP

April 2, 2019

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Mail Stop 4546

Washington, D.C. 20549

Subject: Telaria, Inc. Auditor Termination

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated April 2, 2019, of Telaria, Inc. (the “Registrant”) and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young, LLP